EXHIBIT 99.1

Press release

Noble Corporation plc announces closing of Diamond acquisition and new appointment to the board of directors

SUGAR LAND, TEXAS, September 4, 2024 - Noble Corporation plc ("Noble", the "Company") (CSE: NOBLE, NYSE: NE) today announces the completion of its acquisition of Diamond Offshore Drilling, Inc (“Diamond”). This transaction enhances Noble’s position as a leading offshore driller, creating the largest fleet of 7th generation dual-BOP drillships in the industry, and adding approximately $2 billion of backlog. Following completion of the acquisition of Diamond, the Company’s board of directors has appointed Patrice Douglas from the Diamond board of directors to serve as a new director of Noble.

Noble has filed a form 8-K regarding the completion of the acquisition with the U.S. Securities and Exchange Commission, available at: https://bit.ly/3WhkDLD.

Robert W. Eifler, President and Chief Executive Officer of Noble, stated, “We are excited to close this highly strategic and accretive transaction ahead of schedule and commence our integration activities. On behalf of Noble’s board of directors and employees, I would like to welcome the Diamond organization onboard and look forward to our exciting journey ahead as a combined team.”

Charles M. (Chuck) Sledge, Noble's Chairman of the Board of Directors, added: "This combination marks a crucial next step in Noble’s 7G deepwater leadership strategy. We are excited to bring Diamond’s exceptional team and fleet on to the Noble platform and look forward to delivering valuable synergies for all stakeholders through the integration of these two great companies. I would also like to welcome Patrice Douglas, who was been nominated to join Noble’s board of directors from the Diamond board.”

Following Noble’s acquisition of Diamond, investors should not rely on Noble's previously issued financial guidance for 2024, which is no longer applicable on a combined company basis.

Noble has published an updated fleet status report reflecting the addition of the Diamond rigs and other updates, chiefly the addition of 4.8 rig years of backlog recently awarded under the Commercial Enabling Agreement (CEA) with ExxonMobil for the Company’s four drillships operating in Guyana. These updates increase Noble’s current backlog to $6.7 billion.

THE FOLLOWING INFORMATION IS PROVIDED IN CONNECTION WITH VARIOUS REGULATORY AND STOCK EXCHANGE REQUIREMENTS

Settlement of the transaction and changes in share capital and number of shares

On September 4, 2024, Noble issued 24,239,941 class A ordinary shares of Noble to former shareholders of Diamond, in connection with the closing of the Diamond acquisition and, combined with 543 shares of Noble issued as a result of the exercise of warrants, there are a total of 167,279,702 shares of Noble issued and outstanding. Further, Noble assumed all outstanding and unexercised warrants of Diamond which will be exercisable for 90 days from the effective time of the Diamond acquisition. Following such 90-day exercise period, the warrants assumed from Diamond will no longer be exercisable and will expire in accordance with their terms. For further information, reference is made to the form 8-K filed with the U.S. Securities and Exchange Commission regarding the completion of the Diamond acquisition.

Assumption of Diamond RSUs

On September 4, 2024, in connection with the closing of the acquisition of Diamond, each performance-vesting and time vesting restricted stock unit covering shares of Diamond (together “Diamond RSUs”) held by key employees shall be assumed by Noble and shall represent the right to receive shares in Noble. The Diamond RSUs shall be assumed by Noble on substantially the same terms and conditions (including vesting conditions) as applicable to the original Diamond RSUs prior to the closing of the acquisition.

Notwithstanding the foregoing, to the extent that a Diamond RSU vested as of the acquisition (including any awards that vested as a result of a termination of employment at or immediately after the acquisition), such awards were instead settled in cash or shares of Diamond, as applicable, immediately prior to the acquisition and any such shares of Diamond were treated the same as other Diamond shares.

For further information on the assumption of the Diamond RSUs, reference is made to the form 8-K filed with the U.S. Securities and Exchange Commission regarding the completion of the Diamond acquisition.

About Noble Corporation

Noble is a leading offshore drilling contractor for the oil and gas industry. The Company owns and operates one of the most modern, versatile, and technically advanced fleets in the offshore drilling industry. Noble and its predecessors have been engaged in the contract drilling of oil and gas wells since 1921. Noble performs, through its subsidiaries, contract drilling services with a fleet of offshore drilling units focused largely on ultra-deepwater and high specification jackup drilling opportunities in both established and emerging regions worldwide. For further information visit www.noblecorp.com or email investors@noblecorp.com.

Contact Noble Corporation

Ian Macpherson

Vice President of Investor Relations

T: +1 713-239-6019

M: imacpherson@noblecorp.com